Exhibit 18.1

March 23, 2011

Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Burger King Holdings, Inc. and subsidiaries (the Company) as of December 31, 2010 (Successor Entity) and June 30, 2010 and 2009 (Predecessor Entity), and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the three-year period ended June 30, 2010 (Predecessor Entity), and have reported thereon under date of March 23, 2011. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s transition report on Form 10-K for the six-month period ended December 31, 2010. As stated in Note 2 to those consolidated financial statements, the Company changed its annual goodwill impairment testing date from April 1st to October 1st. The Company states that the newly adopted accounting principle is preferable in the circumstances because it better aligns impairment testing procedures with its new fiscal year, year-end financial reporting, and the annual business planning and budgeting process, which is performed during the fourth quarter of each year. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

(signed) KPMG LLP
Certified Public Accountants